BLUE DOLPHIN ENERGY COMPANY





                                  NEWS RELEASE
                                  ------------

FOR IMMEDIATE RELEASE                                           November 4, 2002

Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

              BLUE DOLPHIN ANNOUNCES THE SALE OF PROVED PROPERTIES

Blue Dolphin Energy Company (the "Company") announced that American Resources Offshore, Inc., a wholly owned subsidiary of the Company, has sold its' interest in substantially all of its' oil and natural gas properties for approximately $2.7 million to Fidelity Exploration & Production Company.

The property interests being sold are located offshore Louisiana and Texas in the Gulf of Mexico, and include 11 offshore lease blocks with non-operated interests ranging from 1% to 10%. These properties accounted for approximately 64% of the Company's total net proved reserves on a million cubic feet of gas equivalent basis, and 63% of the discounted present value of estimated future net revenues from proved oil and gas reserves at December 31, 2001. Along with a property that was sold in July 2002, the combined properties sold represented over 99% of the Company's proved reserves at December 31, 2001. The Company's remaining oil and gas properties include working interests in 3 leased offshore prospects and reversionary working interests in 13 offshore lease blocks.

The Company expects to use the sales proceeds for working capital and asset acquisitions, which may include other oil and gas properties.

Blue Dolphin Energy Company is engaged in oil and gas property acquisition and development, and the gathering and transportation of natural gas and condensate. Questions should be directed to Haavard Strommen, Manager of Finance, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements regarding the Company's use of the sales proceeds from the transaction and are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.







                 801 Travis o Suite 2100 o Houston, Texas 77002
                       (713) 227-7660 o FAX (713) 227-7626